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                                                                 EXHIBIT 10.12


                            RECOGNITION, SUBORDINATION and
                               LIMITED WAIVER AGREEMENT


    Agreement entered into as of the 17th day of October, 1996 by and among Technology Flavors & Fragrances, Inc., a Delaware corporation with offices located at 10 Edison Street East, Amityville, NY 11701 ("Borrower"), North Fork Bank, a New York banking corporation with offices located 245 Love Lane, Mattituck, New York 11952 ("Bank"), and each of the "Purchasers" (the "Purchasers") from time to time party to the Purchase Agreement dated as of October 17, 1996 by and among the Borrower and the Purchasers (the "Purchase Agreement").

    WHEREAS, the Borrower is currently indebted to the Bank under certain loan obligations evidenced, in part, by an existing Term Loan Agreement dated December 4, 1995 in the outstanding principal amount of $3,500,000 (the "Term Loan"), and that certain existing Modified Revolving Credit Note dated as of June 3, 1996 in the principal face amount of $2,000,000 and the current outstanding principal amount of $1,450,000 (the "Existing Revolving Loan"); and

    WHEREAS, the Borrower has requested that the Bank consolidate and modify the terms and provisions of the Term Loan and the Existing Revolving Loan into a single loan facility in the aggregate principal amount of $5,500,000 (the "New Revolving Loan") (for purposes hereof, the Term Loan, the Existing Revolving Loan and the New Term Loan are collectively referred to herein as the "Loan") pursuant to a Consolidated, Modified Revolving Credit Note made by the Borrower payable to the order of the Bank (the "New Note"); and

    WHEREAS, the Borrower intends to enter into the Purchase Agreement pursuant to which each Purchaser will purchase from the Borrower certain nine (9%) percent Convertible Subordinated Notes (the "Subordinated Notes") and warrants to purchase common stock of the Borrower, all as more particularly outlined in that certain Purchase Agreement (the "Purchase Agreement"), a copy of which has been provided to the Bank (the aforementioned transaction is referred to herein as the "HVF Transaction"); and

    WHEREAS, the obligations of the Borrower to the Purchasers will be guaranteed by the Borrower's wholly-owned subsidiary, Technology Flavors & Fragrances, Inc., an Ontario corporation (the "Guarantor"), pursuant to a Guaranty substantially in the form of Exhibit E to the Purchase Agreement; and

    WHEREAS, the obligations of the Borrower and the Guarantor to the Purchasers will be secured by the collateral security described in the Security Agreements substantially in the forms of Exhibits G and L, respectively, to the Purchase Agreement; and


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    WHEREAS, consummation of the HVF Transaction would violate, and be prohibited by, certain covenants and restrictions imposed upon the Borrower in the documents evidencing the Loan; and

    WHEREAS, the Borrower and the Purchaser have requested that the Bank consent to the HVF Transaction (including, without limitation, the Guaranty and Security Agreements described above); and

    WHEREAS, the documents evidencing the Loan include a negative covenant whereby the Borrower is prohibited from making or suffering advances to shareholders and/or officers in excess of $10,000 per year; and

    WHEREAS, the Borrower has indicated to the Bank that it has made advances to Philip Rosner and A. Gary Frumberg in violation of the foregoing covenant and has requested that the Bank consent to said advances and waive the declaration of a default based upon same; and

    WHEREAS, the Bank has conditionally consented to the aforementioned requests for the New Revolving Loan and to the HVF Transaction on those terms and conditions set forth herein and in the commitment letter issued by the Bank dated October 1, 1996;

    NOW, THEREFORE, in consideration of the mutual covenants, obligations and provisions set forth herein, and other good and valuable consideration, it is hereby mutually agreed as follows:

         1. Payment of any moneys by the Borrower to the Purchaser under the terms of the Subordinated Notes, and the application of any assets of the Borrower to the purchase, acquisition and/or retirement of the Subordinated Notes, shall in all respects be subject to the terms hereof.

         2. The Borrower agrees that it shall notify the Bank of any intention to pay or apply, any moneys or assets, toward the obligations evidenced by the Subordinated Notes no later than ten (10) days prior to the date of said intended payment or application. The Notice required hereby shall be accompanied by a signed written statement executed by an authorized officer of the Borrower confirming that said payment or application will comply in all respects with the terms and provisions hereof, together with all documentation as shall be requested by the Bank in order to confirm that: (a) no Event of Default (as defined in the New Note) has occurred in respect of the payment of principal or interest under the Loan within the six (6) month period prior to the date of said intended payment or application, (b) no Event of Default has occurred with respect to the financial test covenants under the Loan within fiscal quarter


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immediately preceding the date of said intended payment or application and
(c) said payment and/or application will not cause or constitute an Event of Default under the Loan.

         3. The Borrower and the Purchaser acknowledge and agree that no payment of any moneys shall be made, nor shall any assets be applied to the purchase or other acquisition and/or retirement of the Subordinated Notes in the event that:

    (a) In the event that the Bank shall at any time accelerate the maturity of the Loan;

    (b) In the event that the Bank shall have notified the Purchasers prior to the date of said intended payment or application that an Event of Default in the payment of principal or interest shall have occurred under the Loan within the last six (6) months prior to the date of such payment or application;

    (c) In the event that the Bank shall have notified the Purchasers prior to the date of said intended payment or application that an Event of Default shall have occurred with respect to the financial test covenants under the Loan within the fiscal quarter immediately preceding the date of such payment or application, unless ninety (90) days shall have elapsed from the date that the Bank shall have received notice of said intended payment and the Bank shall not have accelerated the maturity of the Loan and/or

    (d) In the event that the Bank shall have notified the Purchasers prior to the date of said intended payment or application that said payment and/or application (with respect to principal only) would cause or constitute an Event of Default under the Loan. In the event that said payment would cause or constitute an Event of Default under the Loan with respect to the financial test covenants, the Borrower may, ninety (90) days after the Bank shall have received notice of the intended payment, (i) make payment to the Purchaser in such amount as shall not cause an Event of Default under the Loan and (ii) pay the balance of moneys due to the Purchaser in twelve (12) equal monthly installments on the first day of the next twelve (12) months thereafter provided, however, that during said twelve (12) month period the Bank shall not accelerate the maturity of the Loan for any Event of Default (including any Event of Default caused by said payments) in which event all such payments shall cease in accordance with subsection (a) hereof;

    (e) Notwithstanding the foregoing, in no event shall any Purchaser be prohibited from receiving and retaining amounts due and owing to such Purchaser for any period exceeding 270 consecutive days from the date that the Bank shall have first given notice to the Purchasers under (b), (c) or
    (d) above, unless the Bank shall have accelerated the maturity of the Loan.


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For purposes of this paragraph, any such default as described herein shall prohibit payment under the Subordinated Notes whether or not the Bank has exercised its option to formally declare a default.

         4. The Borrower and the Purchaser further acknowledge and agree that the obligations of the Borrower to the Bank are secured by a first security interest in all assets of the Borrower pursuant to a binding General Security Agreement and subject UCC filings and that any security interest granted to the Purchaser by the Borrower remains specifically subject and subordinate thereto.

         5. Based upon the terms and conditions set forth herein and upon consummation of the transaction relative to the New Revolving Loan, the Bank consents to the HVF Transaction (including, without limitation, the Guaranty and Security Agreement in favor of the Purchasers).

         6. In the event that any moneys are paid, or any assets are applied, toward or in payment of the Subordinated Notes in violation of this Agreement, the Purchaser shall immediately deliver same to the Bank in the form received (except for any endorsement or assignment where required by the Bank) for application by the Bank to the Borrower's obligations under the Loan and until so delivered, same shall be held in trust by the Purchaser for said purpose.

         7. The Borrower represents that it shall in all respects utilize the proceeds of the HVF Transaction solely for either (a) payment of the Loan or (b) working capital purposes.

         8. The Purchaser acknowledges that the Borrower and the Bank may from time to time enter into agreements modifying, extending, renewing and/or waiving certain terms and/or conditions of the Loan as shall hereafter be agreed upon by both the Borrower and the Bank. The Purchaser agrees that no such agreement or agreements shall in any way affect this Agreement and that (a) the obligations of the Borrower to the Purchaser under the Subordinated Notes shall remain subordinate to the obligations of the Borrower to the Bank under the Loan, as modified, extended, renewed and/or waived, and (b) any security interest granted by the Borrower to the Purchaser shall remain specifically subordinate to that certain existing security interest granted by the Borrower to the Bank.

         9. The Bank hereby consents to those certain existing advances made by the Borrower to Philip Rosner and/or A. Gary Frumberg, provided (a) the aggregate principal amount of such advances is less than $40,000, and (b) all such sums advanced shall be repaid to the Borrower in full no later than December 31, 1996.


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         10.  The terms, covenants and provisions of this Agreement shall be binding upon the successors and assigns of the parties hereto.

         11. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York.

         12. This Agreement (including this Section "12") may not be changed, modified, amended, waived, discharged, abandoned or terminated except by a written instrument executed by the party against whom enforcement of such modification, amendment, waiver, discharge, abandonment or termination is sought.

         13. Any notice required hereunder shall be in writing and shall be deemed sufficiently given or served if delivered in person or sent by registered or certified mail, return receipt requested to the appropriate party (a) if to the Borrower or the Bank, at their respective addresses specified in the preamble hereto and (b) if to any Purchaser, to such Purchaser c/o The High View Fund, L.P., 150 East 52nd Street, New York, New York 10022, Attention: Andrew Brown, or, as to any party, to such other address as may be specified in a notice given by such party to the other parties in the manner specified herein.

         14. The parties hereto by the execution hereof, consents to the jurisdiction of the Courts of New York State in connection with any dispute or controversy that may arise hereunder and to the venue of such action in the Supreme Court of the State of New York, County of Suffolk.

         15. The Limited waivers and consents on the part of the Bank as set forth herein are made as an accommodation to, and at the requests of, the Borrower and/or the Purchasers. Nothing herein is to be interpreted as imposing any obligation on the Bank to waive, or consent to, any violation of any covenant or provision set forth in the documents evidencing the Loan except as expressly set forth herein. This Agreement is specifically limited to its terms.

         16. Failure or delay on the part of the Bank to pursue or enforce any right hereunder shall not in any way be deemed a waiver of said right in any other instance.

         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

NORTH FORK BANK

By: _______________________________
    Bruce A. Salmon, Vice President


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TECHNOLOGY FLAVORS & FRAGRANCES, INC.

By: ________________________
    Philip Rosner, President

THE HIGH VIEW FUND, L.P.

By: High View Capital Corporation, General Partner

By: ________________________

    Managing Director

THE HIGH VIEW FUND

By: High View Asset Management Corp., its attorney-in-fact

By: ________________________

    Managing Director